ONLINE RESOURCES CORPORATION

SENIOR SECURED FLOATING RATE NOTE DUE 2011

No. $[ ]	July 3, 2006

FOR VALUE RECEIVED, the undersigned, ONLINE RESOURCES CORPORATION (herein called the “Company”), a Delaware corporation, hereby promises to pay to      , or registered assigns, the principal sum of [              ] UNITED STATES DOLLARS (or so much thereof as shall not have been prepaid) on July 2, 2011, with interest (computed on the basis of a year of 360-days payable for the actual number of days elapsed including the first day but excluding the last day) (a) on the unpaid balance thereof during each Interest Period (as defined in the Credit Agreement referred to below) at the rate per annum equal to LIBOR (as defined in the Credit Agreement referred to below) calculated for such Interest Period plus 7.0%, from the date hereof, payable on each Interest Payment Date (as defined in the Credit Agreement referred to below), until the principal hereof shall have become due and payable and (b) to the extent permitted by law, upon the occurrence and during the continuation of an Event of Default, on any principal, interest, or premium payable on each Interest Payment Date (or, at the option of the registered holder hereof, on demand), at a rate per annum from time to time equal to the Default Rate (as defined in the Credit Agreement referred to below).

Payments of principal of, interest on and any premium with respect to this Note are to be made in lawful money of the United States of America as provided in the Credit Agreement referred to below.

This Note is one of a series of Senior Secured Notes (herein called the “Notes”) issued pursuant to the Credit Agreement dated as of July 3, 2006 (as from time to time amended, the “Credit Agreement”), among the Company, the respective Lenders named therein and Obsidian, LLC as Agent for the Lenders and is entitled to the benefits thereof. Each holder of this Note will be deemed, by its acceptance hereof, to have agreed to the confidentiality provisions set forth in Section 21 of the Credit Agreement.

Payment of the principal of, premium, if any, and interest on this Note has been guaranteed by certain Subsidiaries of the Company in accordance with the terms of the Subsidiary Guaranty (as defined in the Credit Agreement).

This Note is a registered Note and, as provided in the Credit Agreement, upon surrender of this Note for registration of transfer, duly endorsed, or accompanied by a written instrument of transfer duly executed, by the registered holder hereof or such holder’s attorney duly authorized in writing, a new Note for a like principal amount will be issued to, and registered in the name of, the transferee. Prior to due presentment for registration of transfer, the Company may treat the person in whose name this Note is registered as the owner hereof for the purpose of receiving payment and for all other purposes, and the Company will not be affected by any notice to the contrary.

This Note is subject to prepayment at the times and on the terms specified in the Credit Agreement, but not otherwise.

If an Event of Default, as defined in the Credit Agreement, occurs and is continuing, the principal of this Note may be declared or otherwise become due and payable in the manner, at the price (including any applicable premium) and with the effect provided in the Credit Agreement.

This Note shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the law of the State of New York excluding choice-of-law principles of the law of such State that would require the application of the laws of a jurisdiction other than such State.

ONLINE RESOURCES CORPORATION

By

Name: Catherine A. Graham

Title: Executive Vice President and Chief

Financial Officer